================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                   -----------

                               (AMENDMENT NO. 1)*


                             BAYCORP HOLDINGS, LTD.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


COMMON STOCK, PAR VALUE $0.01 PER SHARE                 072728108
---------------------------------------     ------------------------------------
    (TITLE OF CLASS OF SECURITIES)                    (CUSIP NUMBER)


                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[X]  RULE 13D-1(C)
[ ]  RULE 13D-1(D)
                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                                     Page 1

================================================================================

---------------------------------------- --------------------------------------------            ---------------------------------
CUSIP No.                                072728108                                       13G                  Page 2
---------------------------------------- --------------------------------------------            ---------------------------------
----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          SC FUNDAMENTAL VALUE FUND, L.P.


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                              (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                               (A) [X]
                                                                                                               (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   29,040
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 0
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              29,040
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            0

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      29,040

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                        5.2%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           PN
----------------------------- --------------------------------------------------- ------------------------------------------------





                                       2

---------------------------------------- --------------------------------------------            ---------------------------------
CUSIP No.                                072728108                                       13G                  Page 3
---------------------------------------- --------------------------------------------            ---------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          SC FUNDAMENTAL LLC

                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                              (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                 (A) [X]
                                                                                                                 (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               NEW YORK

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 29,040
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            29,040

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      29,040

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                     [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     5.2%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           OO
----------------------------- --------------------------------------------------- ------------------------------------------------





                                       3

---------------------------------------- --------------------------------------------            ---------------------------------
CUSIP No.                                072728108                                       13G                  Page 4
---------------------------------------- --------------------------------------------            ---------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          SC FUNDAMENTAL VALUE BVI, LTD.

                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                              (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                              (A) [X]
                                                                                                              (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               BRITISH VIRGIN ISLANDS

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   27,901
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 0
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              27,901
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            0

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      27,901

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                     [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     5.0%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           CO
----------------------------- --------------------------------------------------- ------------------------------------------------





                                       4

---------------------------------------- --------------------------------------------            ---------------------------------
CUSIP No.                                072728108                                       13G                  Page 5
---------------------------------------- --------------------------------------------            ---------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          SC-BVI PARTNERS

                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                              (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                 (A) [X]
                                                                                                                 (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 27,901
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            27,901

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      27,901

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                  [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                  5.0%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           PN
----------------------------- --------------------------------------------------- ------------------------------------------------





                                       5

---------------------------------------- --------------------------------------------            ---------------------------------
CUSIP No.                                072728108                                       13G                  Page 6
---------------------------------------- --------------------------------------------            ---------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          PMC-BVI, INC.


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                              (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                             (A) [X]
                                                                                                             (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 27,901
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            27,901

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      27,901

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                 [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                 5.0%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           CO
----------------------------- --------------------------------------------------- ------------------------------------------------






                                       6

---------------------------------------- --------------------------------------------            ---------------------------------
CUSIP No.                                072728108                                       13G                  Page 7
---------------------------------------- --------------------------------------------            ---------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          SC FUNDAMENTAL BVI, INC.


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                              (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                               (A) [X]
                                                                                                               (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 27,901
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            27,901

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      27,901

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                    [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    5.0%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           CO
----------------------------- --------------------------------------------------- ------------------------------------------------






                                       7

---------------------------------------- --------------------------------------------            ---------------------------------
CUSIP No.                                072728108                                       13G                  Page 8
---------------------------------------- --------------------------------------------            ---------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          PETER M. COLLERY


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                              (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                             (A) [X]
                                                                                                             (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               UNITED STATES

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 57,180
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            57,180

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      57,180

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                   [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                   10.2%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           IN
----------------------------- --------------------------------------------------- ------------------------------------------------







                                       8

---------------------------------------- --------------------------------------------            ---------------------------------
CUSIP No.                                072728108                                       13G                  Page 9
---------------------------------------- --------------------------------------------            ---------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          NEIL H. KOFFLER


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                              (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                           (A) [X]
                                                                                                           (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               UNITED STATES

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 56,941
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            56,941

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      56,941

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                 [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                 10.2%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           IN
----------------------------- --------------------------------------------------- ------------------------------------------------





                                       9

---------------------------------------- --------------------------------------------            ---------------------------------
CUSIP No.                                072728108                                       13G                  Page 10
---------------------------------------- --------------------------------------------            ---------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          JOHN T. BIRD


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                              (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                         (A) [X]
                                                                                                         (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               UNITED STATES

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 56,941
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            56,941

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      56,941

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                  [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                  10.2%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           IN
----------------------------- --------------------------------------------------- ------------------------------------------------





                                       10

---------------------------------------- --------------------------------------------            ---------------------------------
CUSIP No.                                072728108                                       13G                  Page 11
---------------------------------------- --------------------------------------------            ---------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND
                                                                                  PROFIT SHARING PLAN

                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                              (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                             (A) [X]
                                                                                                             (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               UNITED STATES

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   239
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 0
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              239
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            0

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      239

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                  [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                  0.04%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           EP
----------------------------- --------------------------------------------------- ------------------------------------------------


ITEM 1.    NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           (a) and (b) This Amendment No. 1 to the Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of Baycorp Holdings, Ltd., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is One New Hampshire Avenue, Suite 125, Portsmouth, New Hampshire 03801.

ITEM 2.    NAME OF PERSON FILING

           (a) Name of Persons Filing:

                      (i)        SC Fundamental Value Fund, L.P.
                      (ii)       SC Fundamental LLC
                      (iii)      SC Fundamental Value BVI, Ltd.
                      (iv)       SC-BVI Partners
                      (v)        PMC-BVI, Inc. (vi) SC Fundamental BVI, Inc.
                      (vii)      Peter M. Collery
                      (viii)     Neil H. Koffler
                      (ix)       John T. Bird and
                      (x) SC Fundamental LLC Employee Savings and Profit Sharing Plan (collectively, the "Reporting Persons")

           (b) Address of Principal Business Office or, if None, Residence:

           The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

           The principal business office of each of SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler, John T. Bird and SC Fundamental LLC Employee Savings and Profit Sharing Plan is 747 Third Avenue, 27th Floor, New York, New York 10017.

           The principal business office of SC Fundamental Value BVI, Ltd. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

           (c), (d) and (e) For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

           (e) [ ] An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

           (f) [ ] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

ITEM 4.    OWNERSHIP

           (a) - (c) The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer, as of December 31, 2004, is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based on 557,945 shares of Common Stock outstanding as of March 24, 2005, as reported by the Issuer in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |_|.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           See Exhibit No. 2 hereto.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION

           (a) Not applicable.

           (b) By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [The remainder of this page intentionally left blank.]

                                    SIGNATURE

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: May 4, 2005

                                 SC FUNDAMENTAL VALUE FUND, L.P.

                                 By: SC Fundamental LLC, as General Partner

                                 By: /s/ Neil H. Koffler
                                     ------------------------------------------
                                     Neil H. Koffler, Member


                                 SC FUNDAMENTAL LLC

                                 By: /s/ Neil H. Koffler
                                     ------------------------------------------
                                     Neil H. Koffler, Member


                                 SC FUNDAMENTAL VALUE BVI, LTD.

                                 By: SC Fundamental BVI, Inc., as managing
                                     general partner of investment manager

                                 By: /s/ Neil H. Koffler
                                     ------------------------------------------
                                     Neil H. Koffler, Vice President


                                 SC-BVI PARTNERS

                                 By: SC Fundamental BVI, Inc., as managing
                                     general partner

                                 By: /s/ Neil H. Koffler
                                     ------------------------------------------
                                     Neil H. Koffler, Vice President


                                 PMC-BVI, INC.

                                 By: /s/ Neil H. Koffler
                                     ------------------------------------------
                                     Neil H. Koffler, Secretary

                                 SC FUNDAMENTAL BVI, INC.

                                 By: /s/ Neil H. Koffler
                                     ------------------------------------------
                                     Neil H. Koffler, Vice President


                                 /s/ Neil H. Koffler
                                 ----------------------------------------------
                                 Neil H. Koffler as Attorney-in-Fact for
                                 Peter M. Collery (1)


                                 /s/ Neil H. Koffler
                                 ----------------------------------------------
                                 Neil H. Koffler


                                 /s/ Neil H. Koffler
                                 ----------------------------------------------
                                 Neil H. Koffler as Attorney-in-Fact for
                                 John T. Bird (2)


                                 SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND
                                 PROFIT SHARING PLAN

                                 By: /s/ Peter M. Collery
                                     ------------------------------------------
                                     Peter M. Collery, Trustee




(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 2 to the Statement on Schedule 13G with respect to the Class A Common Stock of Winmill & Co. Incorporated, filed on November 26, 2003, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

                                  EXHIBIT INDEX

 Exhibit No.                                  Document
 -----------                                  --------

     1 Joint Filing Agreement, dated May 4, 2005, among SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC Fundamental Value BVI, Ltd., SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil
                      H. Koffler, John T. Bird and SC Fundamental LLC Employees Savings and Profit Sharing Plan, to file this Amendment No. 1 to the joint statement on
                      Schedule 13G.

     2                Identity of Members of Group